United States securities and exchange commission logo





                    October 24, 2023

       Michael Rountree
       Chief Executive Officer
       Eco Science Solutions, Inc.
       300 S. El Camino Real #206
       San Clemente, CA 92672

                                                        Re: Eco Science
Solutions, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 17,
2023
                                                            File No. 000-54803

       Dear Michael Rountree:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Sharon D. Mitchell